Exhibit 97.1

COMPENSATION RECOVERY POLICY
Date Adopted by the CNH Industrial N.V. Board of Directors: November 2, 2023

1.INTRODUCTION
The Board of Directors (“Board”) of CNH Industrial N.V. (“CNH” or the “Company”) has adopted this Compensation Recovery Policy (the “Policy”), which provides for the recovery of certain executive compensation earned by current or former executive officers of the Company in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standard”). To the extent that any provision in this Policy is ambiguous as to its compliance with the Listing Standard or to the extent any provision in this Policy must be modified to comply with the Listing Standard, such provision will be read, or will be modified, as the case may be, in such a manner so that all applicable provisions under this Policy comply with the Listing Standard.

2.APPLICATION OF THE POLICY
This Policy applies to Incentive-Based Compensation (as defined below) received by a person after beginning service as an executive officer of the Company (as determined by the Board in accordance with Section 10D of the Exchange Act and the Listing Standard), who served as an executive officer at any time during the performance period for that Incentive-Based Compensation, while the Company has a class of securities listed on the New York Stock Exchange, and during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement (including, where required under Section 10D of the Exchange Act, any transition period resulting from a change in the Company’s fiscal year) (the persons covered by the foregoing, the “Covered Executives”).

3.RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), the Human Capital and Compensation Committee of the

Board (the “Committee”) will reasonably promptly recover the amount of erroneously awarded Incentive-Based Compensation.
For this purpose, the date that the Company is required to prepare an Accounting Restatement shall be the earlier of (i) the date that the Board or a committee of the Board (or the officer or officers of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. The Company’s obligation to recover erroneously awarded Incentive-Based Compensation under this Policy is not dependent on if or when an Accounting Restatement is filed.
For purposes of this Policy, Incentive-Based Compensation shall be deemed to be received by a Covered Executive in the Company’s fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

4.INCENTIVE-BASED COMPENSATION AND FINANCIAL REPORTING MEASURES UNDER THIS POLICY
“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure
“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. Financial Reporting Measures include stock price and total shareholder return.

5.ERRONEOUSLY AWARDED COMPENSATION: AMOUNT SUBJECT TO RECOVERY
The amount to be recovered from a Covered Executive in the event of an Accounting Restatement shall equal the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid.
In the case of Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the Committee shall determine the recoverable amount based on a reasonable estimate of the effect of the Accounting Restatement on the applicable Financial Reporting Measure, and the Committee shall maintain documentation of any such estimate and provide such documentation to the New York Stock Exchange.
Notwithstanding the foregoing, the Company need not recover erroneously awarded Incentive-Based Compensation from a Covered Executive to the extent that a majority of independent directors determines that such recovery would be impracticable and either:
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by the Committee after making and documenting a reasonable attempt to recover such erroneously awarded compensation, and providing documentation of such reasonable attempt to recover to the New York Stock Exchange);
or
(b)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of Netherlands counsel, acceptable to the New York Stock Exchange, that recovery would result in such a violation, and must provide such opinion to the New York Stock Exchange.
or
(c)Full recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.
To the extent that this Policy otherwise would provide for recovery of Incentive-Based Compensation that the Company has recovered from a Covered Executive pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or pursuant to any other recovery obligation), the amount already so recovered from such Covered Executive may be credited against the recovery otherwise required under this Policy.

6.METHOD OF RECOVERY
The Committee will determine, in its discretion, the method or methods for recovering any erroneously awarded Incentive-Based Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the New York Stock Exchange.

7.NO INDEMNIFICATION
The Company shall not indemnify any Covered Executive against the loss of any erroneously awarded Incentive-Based Compensation.

8.DISCLOSURE
The Company shall file all disclosures with respect to recoveries under this Policy in accordance with the requirements of the United States securities laws, including the disclosure required by the applicable U.S. Securities and Exchange Commission filings.

9.ADMINISTRATION
This Policy shall be administered by the Committee and all determinations of the Committee will be final, binding and conclusive. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the Listing Standard.

10.EFFECTIVE DATE
This Policy shall be effective as of the date it is adopted by the Board (the "Effective Date") and shall apply to Incentive-Based Compensation that is received on or after October 2, 2023.

11.AMENDMENT; TERMINATION
The Board may amend this Policy from time to time in its discretion. The Board may terminate this Policy at any time.

12.POLICY NOT EXCLUSIVE
The Committee may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.